FORM OF DEFERRED STOCK AWARD AGREEMENT - EXECUTIVES
(2008 LONG-TERM INCENTIVE PROGRAM)

THE CHILDREN’S PLACE RETAIL STORES, INC.

This Deferred Stock Award Agreement (the “Agreement”), effective as of December 10, 2007 (the “Award Date”), is entered into between The Children’s Place Retail Stores, Inc., a Delaware corporation (the “Company”), and _____________ (the “Awardee”).

WHEREAS, the Company desires to provide the Awardee an incentive to participate in the success and growth of the Company through the opportunity to earn a proprietary interest in the Company; and

WHEREAS, to give effect to the foregoing intentions, the Company desires to grant the Awardee an award of Deferred Stock with respect to the Company’s common stock, par value $.10 per share (the “Common Stock”) pursuant to the Amended and Restated 2005 Equity Incentive Plan of The Children’s Place Retail Stores, Inc. (the “Plan”);

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1. Award. Subject to Section 2 hereof, the Company shall deliver to the Awardee ________________ shares of Common Stock, subject to the Awardee's continued employment with the Company or a Subsidiary through the applicable delivery date: one-third of the Deferred Shares on the first anniversary of the Award Date; one-third of the Deferred Shares on the second anniversary of the Award Date; and one-third of the Deferred Shares on the third anniversary of the Award Date. Notwithstanding the foregoing, all of the Deferred Stock shall vest (and the Common Stock shall be deliverable) upon the death or Disability of the Awardee while in the employ of the Company. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings as set forth in the Plan.

2. Change in Control. In the event that a Change in Control occurs before the Awardee’s employment with the Company and its Subsidiaries terminates and the Company's obligations hereunder are not assumed by the purchaser or the surviving company (as the case may be), Deferred Shares shall vest and become payable as follows: (a) if the Change in Control occurs on or before the first anniversary of the Award Date, 50% of the Deferred Shares shall vest; (b) if the Change in Control occurs after the first anniversary of the Award Date and on or before the 18-month anniversary of the Award Date, 62.5% of Deferred Shares that had not previously vested shall vest (i.e., such that a total of 75% of all of the Deferred Shares, including those that vested on the first anniversary of the Award Date, shall have vested); and (c)if the Change in Control occurs after the 18-month anniversary, all Deferred Shares that had not previously vested shall vest. To the extent the previous sentence applies, any Deferred Shares that do not vest shall be forfeited. In each case in which Deferred Shares vest pursuant to this Section 2, the underlying Common Stock shall be delivered upon the date the Change in Control occurs.

3. Transfer Restrictions. Prior to delivery of any Common Stock with respect to the Deferred Shares, the Awardee shall not be deemed to have any ownership or shareholder rights (including without limitation dividend and voting rights) with respect to such shares, nor may the Awardee sell, assign, pledge or otherwise transfer (voluntarily or involuntarily) any of the Deferred Shares prior to delivery thereof.

4. Adjustment of Shares. Notwithstanding anything contained herein to the contrary, in the event of any change in Common Stock resulting from a corporate transaction including, but not limited to, a subdivision or consolidation, reorganization, recapitalization, merger, share split, reverse share split, share distribution, combination of shares or the payment of a share dividend, the Deferred Shares shall be treated in the same manner in any such transaction as other Common Stock.

5. Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Deferred Shares shall be subject to the terms of all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required; provided that the Company shall use commercially reasonable best efforts to ensure that the terms of all applicable laws, rules and regulations and approvals by any governmental agencies or national securities exchanges as may be required are timely satisfied or obtained, as applicable.

6. Withholding Taxes. The Company shall have the right to require the Awardee to remit to the Company, or to withhold from amounts payable to the Awardee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements.

7. Awardee Representations. The Awardee has reviewed with his own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Awardee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents, if any, made to the Awardee. The Awardee understands that the Awardee (and not the Company) shall be responsible for the Awardee’s own tax liability arising as a result of the transactions contemplated by this Agreement.

8. Employment. Neither this Agreement nor any action taken hereunder shall be construed as giving the Awardee any right of continuing employment by the Company.

9. Notices. Notices or communications to be made hereunder shall be in writing and shall be delivered in person, by registered mail, by confirmed facsimile or by a reputable overnight courier service to the Company at its principal office or to the Awardee at his address contained in the records of the Company.

10. Governing Law. This Agreement shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement. Notwithstanding the foregoing, this Agreement and the Award made hereby shall be subject to the terms of the Plan. In the event of a conflict between this Agreement and the terms of the Plan (other than 15(iii) of the Plan), the Plan shall control.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Awardee and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Awardee and may not be assigned by the Awardee without the prior consent of the Company. Any attempted assignment in violation of this Section shall be null and void.

13. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Awardee.

14. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supercedes any prior agreements or understandings between the parties hereto, whether written or oral, with respect to subject matter hereto. To the extent that there is any conflict between the terms and provisions of this Agreement and any other agreement between the Awardee and the Company, the terms and provisions of this Agreement will control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused their duly authorized officer to execute this Agreement as of the date first written above.

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:
Name: Charles Crovitz
Title: Interim Chief Executive Officer
Date: __________________________

AWARDEE

Name:
Date: _____________________________